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Exhibit 10.01

AGREEMENT AND PLAN OF REORGANIZATION
among
ZAMBA CORPORATION
ZFA CORP.
FUSION CONSULTING, INC.
THE SHAREHOLDERS
appearing on the signature page hereto
and the
SHAREHOLDER REPRESENTATIVE
appearing on the signature page hereto
Dated as of January 7, 2000

i

ANNEXES, EXHIBITS AND SCHEDULES

Annex I	Amended and Restated Articles of Incorporation of Merger Sub
Schedule A	Share Ownership Information
Exhibit A	Escrow Agreement
Exhibit B	Purchaser Representative Letter
Exhibit C	Shareholder Pooling Letter
Exhibit D	Pooling Comfort Letter
Exhibit E	Registration and Rights Agreement
Exhibit F	Employment Agreement
Exhibit G	Lock-Up Agreement

INDEX OF DEFINED TERMS

Defined Term	Location of Definition
Accelerated Stock Options	6.5(a)
Adjusted Parent Stock Price	1.6(b)
Agreement	1.2
Allocation Ratio
Ancillary Agreements
Articles of Merger	1.2
Average Parent Stock Price	1.6(b)
Balance Sheet Date	2.5
Certificates	1.7
Closing	1.2
Closing Date	1.2
Code	Recitals
Common Exchange Ratio	1.6(a)
Competing Transaction	6.4(b)
Customers	3.17(c)
Damages	9.1
Drop Dead Date	8.1(b)
Dissenter's Rights	2.6
Effective Time	1.2
Employee Benefit Plan	3.14(a)
ERISA	3.14(a)
ERISA Affiliate	3.14(a)
Escrow Agreement	1.8
Exchange Act	4.4
Fully Diluted Fusion Shares Outstanding	1.6(e)
Fusion	Parties
Fusion Balance Sheet	3.5
Fusion Common Stock	3.2
Fusion Disclosure Schedule	Article III
Fusion Financial Statements	2.5
Fusion Intellectual Property	3.10
Fusion Material Adverse Effect	3.1
Fusion Permits	3.11(b)
Liens	3.7(b)
Merger	1.1
Merger Sub	Parties
Millenial Date Data	3.1(e)
NASDAQ	1.6(b)
Notice of Dispute	10.1
Parent Balance Sheet	4.4(b)
Parent Common Stock	1.6(a)
Parent Financials	4.4(b)
Parent Material Adverse Effect	4.1
Parent SEC Reports	4.4(a)
Registration and Rights Agreement	6.6
Representatives	6.3
Returns	3.7(b)

v

SEC	1.19
Securities Act	4.4
Several Representations	Article II
Shareholders	Parties
Shareholder Representative	Parties
Software	3.1(d)
Shareholders Action	5.1
Subsidiary	3.1
Surviving Corporation	1.1
System	3.1(f)
Tax	3.7(a)
Terminating Fusion Breach	8.1(f)
Terminating Parent Breach	8.1(e)
Third Party Claim	9.3

AGREEMENT AND PLAN OF REORGANIZATION

    This AGREEMENT AND PLAN OF REORGANIZATION dated as of January 7, 2000 among Zamba Corporation ("Parent"), a Delaware corporation, ZFA Corp. ("Merger Sub"), a Delaware corporation and a wholly owned subsidiary of Parent, Fusion Consulting, Inc. ("Fusion"), a Colorado corporation, the shareholders of Fusion (the "Shareholders") appearing on the signature pages hereto and the shareholder representative (the "Shareholder Representative") appearing on the signature pages hereto.

RECITALS

    A.  Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law and Colorado Business Corporation Act Parent and Fusion will enter into a business combination transaction pursuant to which Fusion will merge with and into Merger Sub.

    B.  Parent, Fusion, Merger Sub and the Shareholders desire to make certain representations and warranties and other agreements in connection with the Merger.

    C.  The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

    D.  The parties intend that for accounting purposes the transaction be treated as a "pooling of interests" under generally accepted accounting principles.

    NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
THE MERGER

    SECTION 1.1  The Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law ("DGCL") and the Colorado Business Corporation Act ("CBCA") Fusion shall be merged (the "Merger") with and into Merger Sub, the separate corporate existence of Fusion shall cease and Merger Sub shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation").

    SECTION 1.2  Effective Time; Closing.  Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger with the Delaware Secretary of State in accordance with the relevant provisions of the DGCL (the "Delaware Certificate of Merger") and a certificate of merger with the Colorado Secretary of State in accordance with the relevant provisions of the CBCA (the "Colorado Certificate of Merger") as soon as practicable on or after the Closing Date. When used in this Agreement, "Effective Time" means the date and time specified in the Delaware Certificate of Merger as the date and time at which the Merger shall become effective, which date and time shall not precede the time of filing of the Colorado Certificate of Merger and shall not be later than the third business day following the Closing Date. Unless the context otherwise requires, the term "Agreement" as used herein includes this Agreement and Plan of Reorganization and the Delaware and Colorado Certificates of Merger. The closing (the "Closing") of the merger shall take place at the offices of Zamba Corporation, at a time and date to be specified by Parent and Fusion (the "Closing Date") which shall be no later than 20 days following the date of execution hereof.

    SECTION 1.3  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL and CBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Fusion and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Fusion and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    SECTION 1.4  Certificate of Incorporation; Bylaws.

      (a) The Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation unless and until thereafter amended.

      (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

    SECTION 1.5  Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, to serve until their successors are duly elected or appointed or qualified.

    SECTION 1.6  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Fusion or the holders of capital stock of Merger Sub or Fusion, the following actions shall occur with respect to the capital stock of Fusion and Merger Sub:

      (a)  Fusion Common Stock.  Each share of Fusion Common Stock issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 1.6(d) and for any Dissenter's Shares) shall be converted into the right to receive 533.34 shares (the "Common Exchange Ratio") of Parent common stock, par value $.01 per share ("Parent Common Stock"). Parent shall notify Fusion prior to the opening of trading on the day prior to the Closing Date, announcing the Common Exchange Ratio as determined pursuant to this Section 1.6(a).

      (b)  Treasury Stock.  Each share of Fusion Common Stock, held in the treasury of Fusion and each share owned by Parent or any direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

      (c)  Common Stock of Merger Sub.  Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

      (d)  Adjustments to Exchange Ratio.  The Common Exchange Ratio shall be adjusted appropriately to reflect any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Fusion Common Stock), reorganization, recapitalization, reclassification or other like change with respect to capital stock of Parent or Fusion occurring on or after the date hereof and prior to the Effective Time.

    SECTION 1.7  Delivery of Parent Shares.  Within fourteen (14) days after the Effective Time, Parent shall deliver to the Shareholders a number of shares of Parent Common Stock calculated in accordance with Section 1.6, less the number of shares of Parent Common Stock to be deposited into escrow pursuant to Section 1.8, and each Shareholder shall surrender all certificates ("Certificates") representing such Shareholder's shares of Fusion Common Stock in exchange therefor.

    SECTION 1.8  Escrowed Shares.  Within 14 days of the Closing Date, Parent, on behalf of the Shareholders, shall deposit into escrow, in accordance with the terms of the Escrow Agreement (the "Escrow Agreement") in the form attached hereto as Exhibit A, to be entered into pursuant to Section 7.2(e), 10% of the shares (the "Indemnity Escrow Amount") of Parent Common Stock to be issued pursuant to Section 1.6 registered in the name of the Escrow Agent. The Indemnity Escrow Amount shall be deposited on behalf of the Shareholders pro rata based on the Allocation Ratio, from the shares of

Parent Common Stock to be issued and delivered to each Shareholder as of the Effective Time. "Allocation Ratio" means (i) the number of shares of Parent Common Stock to be issued to such Shareholder with respect to all its shares of Fusion Common Stock divided by (ii) the total number of shares of Parent Common Stock to be issued as of the Effective Time to all the Shareholders.

    SECTION 1.9  No Fractional Shares.  No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. All shares of Parent Common Stock to be issued pursuant to Section 1.6 shall be rounded up to the nearest whole share.

    SECTION 1.10  Effect of Failure to Deliver Fusion Common Stock.  Until surrendered in accordance with the provisions of this Section, each certificate representing Fusion Common Stock held by a Shareholder shall be deemed from and after the Effective Time, for all corporate purposes, to evidence only ownership of the number of full shares of Parent Common Stock into which such shares of Fusion Common Stock shall have been so converted and any dividends or distributions to which the holder is entitled pursuant to Section 1.11.

    SECTION 1.11  Distributions With Respect to Unexchanged Shares.  No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder thereof certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, along with the amount of dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

    SECTION 1.12  Transfers of Ownership.  If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that (i) the Certificate so surrendered will be properly endorsed, accompanied by any documents required to evidence and effect such transfer and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any applicable transfer taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or shall provide evidence that any applicable transfer taxes have been paid, and (ii) the transferee shall execute letters substantially similar to those referenced in Section 2.8 during any period of time when such letters impose restrictions on transfer.

    SECTION 1.13  No Further Ownership Rights in Fusion Common Stock.  All shares of Parent Common Stock into which shares of Fusion Common Stock shall have been so converted and any dividends or distributions to which the holder is entitled pursuant to Section 1.11 shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Fusion Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Fusion Common Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

    SECTION 1.14  Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, Parent shall direct its transfer agent to issue in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock and any dividends or distributions to which the holder is entitled pursuant to Section 1.11; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the transfer agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

    SECTION 1.15  Tax Consequences.  It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

    SECTION 1.16  Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Fusion and Merger Sub, the officers and directors of Fusion and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

    SECTION 1.17  Legends on Shares.  Shares of Parent Common Stock issued pursuant to Section 1.6 shall bear the following legend:

    The shares represented by this certificate have not been registered under the Securities Act of 1933 and are subject to a Lock-Up Agreement with the Issuer that places restrictions on transfer. Such shares may not be transferred or otherwise disposed of unless and until (i) the shares are registered under such Act or (ii) an opinion of counsel reasonably satisfactory to the Issuer to the effect that registration under such Act is not required and (iii) the restrictions set forth in the Lock-Up Agreement have been released in accordance with the terms thereof.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

    Each Shareholder, jointly and severally, represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date, as set forth below (other than the several representations and warranties (the "Several Representations") set forth in Sections 2.9 through 2.11, which are made severally and not jointly:

    SECTION 2.1  Share Ownership.  The Shareholder is the record and beneficial owner of the number of Shares set forth opposite such Shareholder's name on Schedule A. The Shareholder does not own any securities issued by, or other obligations of, Fusion which are not listed on Schedule A.

    SECTION 2.2  Legal Power; Organization; Qualification of Shareholders.  The Shareholder is a natural person or a legal entity of the type set forth opposite such Shareholder's name on Schedule A. Each Shareholder who is a natural person is competent and has all requisite power and authority to execute and deliver this Agreement and to consummate the Merger. Each Shareholder which is not a natural person has been duly organized, and is validly existing and in good standing, under the laws of its jurisdiction of formation, has all requisite power and authority to execute and deliver this Agreement and each of the documents and instruments executed in connection therewith (the "Ancillary Agreements") to which the Shareholder is a party and to consummate the Merger, and has taken all necessary corporate or other action to authorize the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which the Shareholder is a party.

    SECTION 2.3  Binding Agreement.  This Agreement has been duly executed and delivered by the Shareholder and, assuming due and valid authorization, execution and delivery by Parent, Merger Sub and Fusion, where applicable, this Agreement is and each of the Ancillary Agreements to which the Shareholder is a party, when executed and delivered by the Shareholder will, constitute a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

    SECTION 2.4  No Shareholder Conflict or Default.

      (a) Neither the execution and delivery of this Agreement nor any of the Ancillary Agreements to which the Shareholder is a party nor the consummation by Fusion of, nor the participation by the Shareholder in the Merger will result in a violation of, or a default under, or conflict with, or require any consent, approval or notice under, any contract, trust, commitment, agreement, obligation, understanding, arrangement or restriction of any kind to which the Shareholder is a party or by which the Shareholder is bound or to which Fusion Common Stock owned by the Shareholder are subject. Participation in the Merger by the Shareholder will not violate, or require any consent, approval or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Shareholder or Fusion Common Stock owned by the Shareholder.

      (b) No filing by the Shareholder is required under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), in connection with any of the transactions contemplated by this Agreement.

      (c) Each Shareholder has the sole and exclusive right to take all actions with respect to the Fusion Common Stock owned by it (including actions with respect to shareholder approval necessary for the Merger, execution of the Agreement and waiver of dissenters' rights), free from any community property laws, spousal consent, divorce proceeding, property settlement made or pending in connection with a divorce, and the like.

    SECTION 2.5  Ownership and Possession of Shares.  The shares of Fusion Common Stock, owned by the Shareholder, and the certificates representing such Fusion Common Stock are now, and at all times during the term hereof shall be, held by the Shareholder, or by a nominee or custodian for the sole and exclusive benefit of the Shareholder, free and clear of all Liens (as defined herein) whatsoever, except for any Liens created by this Agreement and Liens arising under any federal or state securities laws.

    SECTION 2.6  Dissenter's Rights.  The Shareholder represents and warrants that (1) the Shareholder has been advised of the dissenters rights set forth in Article 113 of the CBCA ("Dissenter's Rights") and (ii) further represents that by approving the Merger as required by Section 6.1, such Shareholder waives any statutory notice under the CBCA of the Dissenters Rights and hereby waives the Dissenters Rights.

    SECTION 2.7  Dividends.  Each Shareholder represents, warrants and agrees that, with respect to all amounts previously paid to the Shareholders and previously classified as dividends which the parties have agreed to reclassify as wages, each Shareholder shall pay to the appropriate taxing authorities all federal and state income tax and the employee portion of all social security and medicare taxes and any local taxes due and owing with respect to such dividends, and the Parent will pay the employer portion of such social security and medicare.

    SECTION 2.8  Accounting Matters.

      (a) Each Shareholder represents and warrants, other than the execution and delivery of this Agreement, such Shareholder has not taken or agreed to take any action that would prevent Parent from accounting for the business combination to be effected pursuant this agreement as a pooling of interest under GAAP.

      (b) Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, such Shareholder has delivered a pooling letter agreement as of the date hereof in the form attached as Exhibit C hereto.

    Each Shareholder individually and not jointly, makes the following representations and warranties as of the date hereof and as of the Closing Date:

    SECTION 2.9  Investment Representations.  The Shareholder, either individually or through a purchaser representative (as evidenced by the Purchaser Representative Letter attached hereto as Exhibit B, has such knowledge and experience in financial and business matters that he or it is capable of evaluating the merits and risks of an investment in shares of the Parent Common Stock. The Shareholder is acquiring the Parent Common Stock for the Shareholder's own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing the Parent Common Stock. The Shareholder acknowledges that the shares of Parent Common Stock are restricted securities that are unregistered; that the Shareholder must hold the Shares indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available; and that the Registration Rights Agreement constitutes the only obligation of Parent to register the Shares. The Shareholder is a resident of the State of Colorado.

    SECTION 2.10  Restrictions on Transfer.  The Shareholder will not sell, transfer, distribute or otherwise dispose of the Parent Common Stock except (a) (i) pursuant to an effective registration statement under the Securities Act as then in effect covering the Shares and proposed distribution, or (ii) upon first furnishing to Parent an opinion of counsel reasonably satisfactory to it stating that the proposed disposition is not in violation of the registration requirements of the Securities Act and such undertakings and agreements with Parent by the proposed transferee as Parent may reasonably require to ensure compliance with the Securities Act; and (b) in accordance with the terms of the Lock-Up Agreement in the form attached hereto as Exhibit G.

    SECTION 2.11  Investigation.  The Shareholder has been furnished with, and has had an opportunity to read, the Agreement and all materials relating to the business, finances, operations, and prospects of Parent that have been reasonably requested by it, including but not limited to the reports filed by Parent with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. Each Shareholder understands that the Shares are being or will be issued in exchange for Fusion Common Stock without any particular offering or disclosure document, but acknowledges that the Shareholder has been given ample opportunity to ask questions and request information of and receive answers from Parent officials concerning the business, finances and operations of Parent.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF FUSION AND THE SHAREHOLDERS

    Fusion and each of the Shareholders jointly and severally represent and warrant to Parent and Merger Sub as of the date hereof and as of the Closing Date, subject to the exceptions specifically disclosed in writing in the disclosure schedule supplied by Fusion to Parent (the "Fusion Disclosure Schedule"), the section references of which correspond to the sections and subsections of this Agreement to which they relate, as follows:

    SECTION 3.1  Organization of Fusion.  Fusion is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, has the requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed by Fusion to be conducted, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have an Fusion Material Adverse Effect. Fusion has no Subsidiaries. Fusion has delivered or made available to Parent a true and correct copy of its Articles of Incorporation and its Bylaws each as amended to date. The minute books of Fusion made available to Parent are the only minute books of Fusion, and the minutes contain an accurate record of all actions taken in all meetings of directors (or committees thereof) and Shareholders or by written consent. The term "Fusion Material Adverse Effect" means, for purposes of this Agreement, any change, event or effect that is, or that would reasonably be expected to be, materially adverse to the business, assets (including intangible assets), financial condition or prospects of Fusion or the Surviving Corporation. "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization are directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

    SECTION 3.2  Fusion Capital Structure.

      (a) The authorized capital stock of Fusion consists of one hundred fifty (150) shares of common stock, with no par value specified ("Fusion Common Stock"), of which 150 shares are issued and outstanding as of the date hereof. The outstanding shares of Fusion Common Stock are held of record and beneficially by the persons and in the amounts set forth on the Schedule A. All outstanding shares of Fusion Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive or similar rights created by statute, the Certificate of Incorporation or Bylaws of Fusion or any agreement or document to which Fusion is a party or by which it is bound.

      (b) There are no agreements governing the relations of the Shareholders with respect to the capital stock of Fusion, including, rights of first refusal, voting and like matters.

      (c) All shares or other ownership interests in Fusion previously held by Matt Hoffman May have been duly and validly redeemed and Matt Hoffman May has no further ownership interests in the equity or assets of Fusion and no amounts are otherwise payable to him by Fusion or as a result of the transactions contemplated hereby. The Shareholders expressly agree that the disclosures made in the Fusion Disclosure Schedule shall in no way limit or otherwise modify the Shareholders' representations and warranties under this or any other Subsection related to the matters contemplated by this Subsection or reduce or restrict the Shareholder's indemnity obligations with respect thereto.

    SECTION 3.3  Obligations With Respect to Capital Stock.  There are no equity securities of any class of Fusion, options, warrants, or any securities exchangeable or convertible into or exercisable for such equity securities, issued, reserved for issuance or outstanding, there are no calls, rights (including preemptive rights), commitments or agreements of any character to which Fusion is a party or by which it is bound obligating Fusion to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Fusion or obligating Fusion to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and, to the knowledge of Fusion or any Shareholder, there are no voting trusts, proxies or other agreements or understandings, with respect to any equity security of any class of Fusion.

    SECTION 3.4  Authority.  (a) Fusion has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Fusion. This Agreement has been duly executed and delivered by Fusion and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes the valid and binding obligation of Fusion, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity. The execution and delivery of this Agreement by Fusion does not, and the performance of this Agreement by Fusion will not (i) conflict with or violate the Articles of Incorporation or Bylaws of Fusion, (ii) subject to compliance with the requirements set forth in Section 3.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree (collectively "Laws") applicable to Fusion or by which any of its properties is bound, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of Fusion or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Fusion pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Fusion is a party or by which Fusion or its properties are bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, defaults or other occurrences that would not, individually or in the aggregate, have a Fusion Material Adverse Effect. The Fusion Disclosure Schedule lists all consents, waivers and approvals under any of Fusion's agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

      (b) Each consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental or regulatory body or authority or instrumentality ("Governmental Entity") required by or with respect to Fusion in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby has been obtained, except for (i) the filing of the Certificate of Merger with the Secretary of State of Colorado, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, and (iii) such other consents, authorizations, filings, approvals and registrations that are set forth on the Fusion Disclosure Schedule.

    SECTION 3.5  Fusion Financial Statements.

      (a) Fusion has previously delivered to Parent the financial statements as of and for the 11 month period ended November 30, 1999 (collectively, the "Fusion Financial Statements"), including the balance sheet (the "Fusion Balance Sheet") of Fusion as of November 30, 1999 (the date of such Fusion Balance Sheet being referred to herein as the "Balance Sheet Date") and the profit and loss statement or the 11 month period ended November 30, 1999. The Fusion Financial Statements have been prepared from, and are in accordance with, the books and records of Fusion and present fairly the financial position and the results of operations of Fusion as of the dates and for the periods indicated, on an "other comprehensive" basis of accounting consistently applied throughout the periods involved except as otherwise stated therein. Fusion has no liabilities (absolute, accrued, contingent or otherwise), whether or not of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of Fusion, except liabilities (i) provided for in the Fusion Balance Sheet, (ii) incurred since the Balance Sheet Date in the ordinary course of business consistent with past practices or (iii) incurred in connection with the transactions contemplated hereby.

      (b) The books and records and internal controls of Fusion are auditable and adequate to permit the preparation after the Effective Time of audited financial statements of Fusion and pro forma information in accordance with GAAP and the rules and regulations of the SEC, for all periods required to be presented by the rules and regulations of the SEC, and within the time limits imposed by the rules and regulations of the SEC.

      (c) All accounts receivable and unbilled accounts receivable of Fusion are collectible within 60 days of the Effective Time.

      (d) All accounts payable and accrued liabilities of Fusion were incurred in the ordinary course of business under standard terms and conditions.

    SECTION 3.6  Absence of Certain Changes or Events.  Since the Balance Sheet Date, there has not occurred any Fusion Material Adverse Effect and there has not been, occurred or arisen any:

      (a) amendments or changes to the Articles of Incorporation or Bylaws of Fusion;

      (b) individual capital expenditure or commitment, or series of related capital expenditure or commitments, by Fusion exceeding $5,000;

      (c) destruction of, damage to or loss of any assets material to the business of Fusion (whether or not covered by insurance);

      (d) notification from a material customer of an intent to discontinue to do business with Fusion;

      (e) labor trouble or claim of wrongful discharge (except for such claims as would not reasonably be expected to result in potential damages greater than $5,000) or other unlawful labor practice or action;

      (f)  material change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Fusion (unless required by Parent to complete the merger);

      (g) material revaluation by Fusion of any of its assets (unless required by Parent to complete the merger);

      (h) declaration, setting aside or payment of a dividend or other distribution with respect to the capital stock of Fusion, or any direct or indirect redemption, purchase or other acquisition by Fusion of any of its capital stock;

      (i)  except as described on the Fusion Disclosure Schedule, increase in the salary or other compensation payable or to become payable to any of its (i) officers or directors or (ii) any employee or advisor receiving, after such increase, annualized compensation in excess of $5,000 per year, declaration, payment or commitment or obligation of any kind for the payment of a bonus or other additional salary or compensation to any such person or grant or amendment of any stock option or other agreement pertaining to any such person;

      (j)  sale, lease, license or other disposition of any material amount of the assets or properties of Fusion;

      (k) amendment or termination of any material contract, agreement or license to which Fusion is a party or by which it is bound or any contract listed in Section 3.17 of the Fusion Disclosure Schedule;

      (l)  loan by Fusion to any person or entity, incurring by Fusion of any indebtedness for borrowed money, guaranteeing by Fusion of any indebtedness, issuance or sale of any debt securities of Fusion or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses and endorsing of checks payable to Fusion in the ordinary course of business, consistent with past practices;

      (m) waiver or release of any material right or claim of Fusion, including any write-off or other compromise of any account receivable of Fusion other than in the ordinary course of business, consistent with past practices and included in the Fusion Disclosure Schedule;

      (n) change in pricing or royalties set or charged by Fusion to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Fusion Intellectual Property to Fusion other than in the ordinary course of business and consistent with past practices;

      (o) other transaction by Fusion except in the ordinary course of business as conducted on the Balance Sheet Date and consistent with past practices; or

      (p) commitment, understanding or agreement by Fusion or any officer or employee thereof to do any of the things described in the preceding clauses (a) through (o) (other than this Agreement and as disclosed in the Fusion Disclosure Schedule).

    SECTION 3.7  Taxes.

      (a)  Definition of Taxes.  For the purposes of this Agreement, "Tax" or, collectively, "Taxes", means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities in the nature of a tax including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

      (b)  Tax Returns and Audits.

         (i) Fusion has prepared and filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to Fusion or its operations and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law or, with respect to any Taxes payable, an adequate reserve has been established on the Fusion Balance Sheet.

        (ii) Fusion (A) has paid or accrued all Taxes set forth on its Returns, and (B) has withheld and paid (or will pay at the time required) with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

        (iii) Fusion is not delinquent in any material respect in the payment of any Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Fusion, nor has Fusion executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

        (iv) No audit or other examination of any Return of Fusion is currently in progress, nor has Fusion been notified of any request for such an audit or other examination.

        (v) Fusion did not have, as of the Balance Sheet Date, any liabilities, whether asserted or unasserted, contingent or otherwise, for unpaid federal, state, local and foreign Taxes that have not been accrued or reserved against on the Fusion Balance Sheet, and Fusion has not incurred any such liabilities since such date except in the ordinary course of business and consistent with past practices.

        (vi) Fusion has made available to Parent copies of all federal and state income and all state sales and use Returns for all periods since inception of Fusion.

       (vii) There are (and as of immediately following the Effective Date there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort ("Liens") of a material nature on the assets of Fusion relating to or attributable to Taxes, except for Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings as described on the Disclosure Schedule. Fusion has not received written or oral notice of any claim relating or attributable to Taxes that, if adversely determined, would result in any Lien on the assets of Fusion.

       (viii) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Fusion that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code or the limitations in Sections 162 of the Code.

        (ix) Fusion has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Fusion.

        (x) Fusion has not agreed to, or is required to, make any adjustments under Section 481(c) of the Code by reason of a change in accounting method or otherwise.

        (xi) The Surviving Corporation shall not be required to include in a taxable period ending after the Effective Time taxable income, profits, gains or returns (together "income") attributable to income that either accrued or arose by reference to any events or transactions which occurred in a prior taxable period but was not recognized in any prior taxable period whether or not as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting or comparable provisions of state, local or foreign tax law.

       (xii) Fusion has paid all taxes due to any state or foreign jurisdiction as a result of sales into such jurisdiction.

       (xiii) Fusion has made and each Shareholder has consented to a valid election (which has not been revoked or terminated or otherwise become ineffective) under Section 1362(a) of the Code to be taxed as an "S corporation" under Section 1361 through 1379 of the Code. Fusion and each Shareholder have made and consented to valid elections to be taxed in a comparable fashion under comparable state, local, provincial or foreign Tax law. Fusion has not been, nor will it be, subject to any Federal corporate income taxes imposed under Chapter 1 of the Code (other than Code Sections 1374 and 1375 (and their predecessor Sections under the Internal Revenue Code of 1954, as amended)) or any state, local, provincial or foreign income or franchise Taxes. Fusion has not had any taxable earnings or profits during a taxable year with respect to which an election under Section 1362(a) of the Code to be treated as an "S Corporation" was not in effect.

       (xiv) Fusion has not been a member of any affiliated, consolidated, combined, unitary or aggregate group for the purpose of filing Tax returns and Fusion has no liability for Taxes of such a Group. Neither Fusion nor any of its Shareholders have made any election under Section 341 (collapsible corporations) of the Code.

       (xv) Fusion does not have any reason to believe that any conditions exist that could reasonably be expected to prevent the Merger as qualifying as a "reorganization" under Section 368 of the Code.

    SECTION 3.8  Restrictions on Business Activities.  There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which Fusion is a party or, to the knowledge of Fusion or any Shareholder, otherwise binding upon Fusion, that has or reasonably could be expected to have the effect of prohibiting or impairing in a material way any business practice of Fusion, any acquisition of property (tangible or intangible) by Fusion or the conduct of business by Fusion. Without limiting the foregoing, Fusion has not entered into any agreement under which Fusion is restricted from selling, licensing or otherwise distributing any of its products or services to any class of customers, in any geographic area, during any period of time or in any segment of the market, and Fusion has not granted any exclusive rights with respect to any of its products to any other person except as described in the Fusion Disclosure Schedule.

    SECTION 3.9  Title to Properties; Absence of Liens and Encumbrances.

      (a) Fusion does not own any real property. Section 3.9[?](a) of the Fusion Disclosure Schedule lists all real property leases to which Fusion is a party and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim in an amount greater than $5,000.

      (b) Fusion has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, and such properties and assets, as well as all other properties and assets of Fusion, whether tangible or intangible, are free and clear of any Liens, except as reflected in the Fusion Financial Statements or in the Fusion Disclosure Schedule and except for Liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, that are not material in character, amount or extent, and that do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby. All property of Fusion is in good working condition.

    SECTION 3.10  Intellectual Property.  (a) Fusion owns, is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, domain names, trade names, service marks, copyrights, and any applications therefor, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material that are (i) required or reasonably necessary for the conduct of business of Fusion as currently conducted or (ii) under development for such business (collectively, the "Fusion Intellectual Property").

      (b) The Fusion Disclosure Schedule sets forth a list of all federal, state and foreign patents, registered copyrights, registered trademarks, domain registrations, and any applications therefor included in the Fusion Intellectual Property, and specifies, where applicable, the jurisdictions in which each such item of Fusion Intellectual Property has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers and the names of all registered owners. The Fusion Disclosure Schedule sets forth a list of all material licenses, sublicenses and other agreements to which Fusion is a party and pursuant to which Fusion or any other person is authorized to use or license the use of any (i) Fusion Intellectual Property or trade secret of Fusion and (ii) third party patents, copyrights, trademarks, and applications for registration thereof, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material that are, are incorporated in, or form a part of any Fusion Intellectual Property. The execution and delivery of this Agreement by Fusion, and the consummation of the transactions contemplated hereby, will not cause Fusion to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. Fusion is (i) the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any Liens), the Fusion Intellectual Property, or (ii) a licensee of the Fusion Intellectual Property under valid and binding license agreements listed in the Fusion Disclosure Schedule.

      (c) No claims with respect to Fusion Intellectual Property have been asserted in writing or are, to the knowledge of Fusion or any Shareholder, threatened by any person (i) to the effect that the manufacture, sale, licensing or use of any of the products of Fusion infringes on any copyright, patent, trademark, service mark, trade secret or other proprietary right of any third party, (ii) against the use by Fusion of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in Fusion's business as currently conducted or under development for use in such business or (iii) challenging the ownership by Fusion, or the validity or effectiveness, of any of the Fusion Intellectual Property. Fusion has not infringed, and the business of Fusion does not infringe, any copyright, patent, trade secret or other proprietary right of any third party. There is no material unauthorized use, infringement or misappropriation of any of Fusion Intellectual Property by any third party, including any employee or former employee of Fusion. No Fusion Intellectual Property or product of Fusion is subject to any outstanding decree, order, judgment or stipulation restricting in any manner the licensing thereof by Fusion.

      (d) Section 3.10(d) of the Fusion Disclosure Schedule lists all Software (other than Software acquired in the ordinary course of business or having an acquisition price of less than $1,000) owned, licensed, leased, or otherwise used by the Fusion, and identifies which Software is owned, licensed, leased, or otherwise used, as the case may be. Section 3.10(d) of the Fusion Disclosure Schedule lists all Software sold, licensed, leased or otherwise distributed by Fusion to any third party, and identifies which Software is sold, licensed, leased, or otherwise distributed as the case may be. With respect to the Software set forth in Section 3.10(d) of the Fusion Disclosure Schedule which Fusion purports to own, such Software was either developed (1) by employees of the Company within the scope of their employment, or (2) by independent contractors who have assigned their rights to the Company pursuant to written agreements. In each agreement pursuant to which Fusion has licensed its Software to third parties, Fusion has not (1) failed to limit its liability to the amount of the fees paid pursuant to the agreements or (2) warranted as to the performance or functionality of the Software other than to state that the Software would perform in accordance with its documentation and/or specifications. "Software" means any and all (v) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (w) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (x) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (y) the technology (other than hardware) supporting any Internet site(s) operated by or on behalf of the Fusion, and (z) all documentation, including user manuals and training materials, relating to any of the foregoing.

      (e) Any Software that Fusion licenses and maintains pursuant to contracts with third parties ("Licensed Software") based solely on the manufacturer's claims and information they provide processes accurately (including calculating, comparing and sequencing) in all material respects date data from, into and between the twentieth and twenty-first centuries, including leap year calculations ("Millennial Date Data"). All such Licensed Software processes Millennial Date Data without material errors or omissions and without materially affecting functionality when used in accordance with the product documentation provided by Fusion therefor and provided that all other software and all hardware and firmware used in combination with such Licensed Software properly exchanges date data with it. Fusion has not made any representation or warranty to any third party that varies in any material respect from the preceding representation. Fusion Consulting does not warrant or guarantee that the date calculations on any licensed software is accurate except as provided above.

      (f)  Each current and former employee and officer of Fusion has executed a Proprietary Information Agreement in substantially the form previously provided to Parent.

    SECTION 3.11  Compliance; Permits; Restrictions.

      (a) To the knowledge of Fusion, Fusion is not in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Fusion or by which any of its properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Fusion is a party or by which Fusion or any of its properties is bound or affected, except for any conflicts, defaults or violations that, individually or in the aggregate, would not have an Fusion Material Adverse Effect.

      (b) To the knowledge of Fusion, Fusion holds all consents, permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to the operation of the business of Fusion (collectively, the "Fusion Permits"). The Fusion Disclosure Schedule contains a complete and accurate list of all Fusion Permits. Fusion is in compliance with the terms of Fusion Permits, except where the failure to so comply, individually or in the aggregate, would not have an Fusion Material Adverse Effect.

    SECTION 3.12  Litigation.  There is no action, suit or proceeding of any nature pending or, to the knowledge of Fusion or any Shareholder, threatened against Fusion or any of its properties, officers or directors, in their respective capacities as such (i) involving Fusion Intellectual Property or in which injunctive or other equitable relief or damages in excess of $5,000 are or are reasonably likely to be sought against Fusion or that could otherwise result in a Fusion Material Adverse Effect or (ii) that in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement. To the knowledge of Fusion or any Shareholder, there is no investigation pending or threatened against Fusion, its properties or any of its officers or directors by or before any Governmental Entity that would have an Fusion Material Adverse Effect. The Fusion Disclosure Schedule sets forth, with respect to any pending or threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested. To the knowledge of Fusion or any Shareholder, no Governmental Entity has at any time challenged or questioned in writing the legal right of Fusion to manufacture, offer or sell any of its products or services in the present manner or style thereof.

    SECTION 3.13  Brokers' and Finders' Fees; Transaction Expenses.  Fusion has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Section 3.13 of the Fusion Disclosure Schedule sets forth Fusion' best estimate of legal, accounting and other transaction costs and expenses to be incurred in connection with the Merger.

    SECTION 3.14  Employee Benefits.

      (a) The Fusion Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans maintained or contributed to by Fusion, or any ERISA Affiliate. For purposes of this Agreement, "Employee Benefit Plan" means (i) any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and (iii) any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, health benefits, life insurance or death benefits, dependent care benefits, deferred compensation, bonuses, Fusion paid perks (including use of autos, auto allowances, memberships, cell phone arrangements, telephone lines or other arrangements permitting the use of Fusion property or reimbursement of expenses), stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement or post-termination compensation, vacation, and sick pay, or other paid or unpaid time off benefits, transportation benefits, or fringe benefits in each case relating to any current or former director, employee or consultant of Fusion. For purposes of this Agreement, "ERISA Affiliate" means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code), any of which includes Fusion. Complete and accurate copies of all Employee Benefit Plans that have been reduced to writing have been provided to Parent, and Fusion has made available to Parent written summaries of any such plans that have not been reduced to writing.

      (b) The Fusion Disclosure Schedule lists each Employee Benefit Plan pursuant to which (i) any amount in excess of $5,000 may become payable (whether currently or in the future), any of the benefits of which will be increased, or the vesting of the benefits under which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or (ii) the value of any of the benefits will be calculated on the basis of any of the transactions contemplated by this Agreement.

      (c) All Employee Benefit Plans are in compliance in all material respects with the currently applicable provisions of the terms of the Plans (except to the extent of any change in applicable governing law not yet required to be incorporated into the instruments or documents governing the Plans), ERISA and the Code and the regulations thereunder.

      (d) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to the date hereof, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. Fusion does not know of any facts or circumstances that would materially adversely affect such qualification.

      (e) No Employee Benefit Plan constitutes or since the enactment of ERISA has constituted a "multiemployer plan," as defined in Section 3(37) of ERISA (a "Multiemployer Plan") or an employee stock ownership plan (ESOP) as defined in Section 4975(e)(7) of the Code, or a multiple employer welfare arrangement under Section 3(40) of ERISA. No Employee Benefit Plans is subject to Title IV of ERISA.

      (f)  There are no pending or, to the knowledge of Fusion or any Shareholder, threatened claims (other than routine claims for benefits), actions, suits or proceedings by, or on behalf of or against any of the Employee Benefit Plans or any trusts related thereto.

      (g) With respect to each Employee Benefit Plan, neither Fusion nor any ERISA Affiliate has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that would subject Fusion, the Surviving Corporation or the Parent to any taxes, penalties or other liabilities resulting from prohibited transactions under Section 4975 of the Code or Section 409 or 502(i) of ERISA. Neither Fusion nor any ERISA Affiliate has engaged or failed to engage in any conduct which could subject Fusion, the Surviving Corporation or the Parent to any liability arising out of or relating to a breach of fiduciary duty, including, but not limited to, liability under ERISA.

      (h) No Employee Benefit Plan provides benefits to former employees of Fusion other than continuation coverage required by Section 4980B of the Code and Section 601 of ERISA, or similar provisions of applicable state law.

      (i)  There is no requirement that the Parent, Surviving Corporation or Fusion make any further contributions to any Employee Benefit Plan after the Closing Date, and each Employee Benefit Plan which provides benefits to or on behalf of employees or former employees of Fusion may be terminated by Fusion, Surviving Corporation or Parent in its sole discretion on or after the Closing Date without liability of any kind or description whatsoever to Fusion, Surviving Corporation, Parent, any of Fusion's ERISA Affiliates, or any other person, entity or governmental agency.

    SECTION 3.15  Employment Matters.

      (a)  Compliance.  Other than as described on the Fusion Disclosure Schedule, Fusion (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to its employees; (ii) has withheld and paid to the appropriate governmental authority all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to its employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for its employees (other than routine payments to be made in the normal course of business and consistent with past practice).

      (b)  Labor.  No work stoppage or labor strike against Fusion is pending or, to the knowledge of Fusion or any Shareholder, threatened. Except as set forth in the Fusion Disclosure Schedule, Fusion is not involved in or, to the knowledge of Fusion or any Shareholder, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, that, if adversely determined, would, individually or in the aggregate, have an Fusion Material Adverse Effect. Fusion has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act that would, individually or in the aggregate, directly or indirectly have an Fusion Material Adverse Effect. Fusion is not presently, nor has it been in the past, a party to, or bound by, (i) any collective bargaining agreement or union contract with respect to its employees and no collective bargaining agreement is being negotiated by Fusion or (ii) any statutory works council or other agreement, statute, rule or regulation that mandates employee approval, participation, consultation or consent with regard to the transactions contemplated hereby.

      (c)  Employees.  To the knowledge of Fusion or any Shareholder, no employee of Fusion (i) is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Fusion because of the nature of the business conducted or presently proposed to be conducted by Fusion or to the use of trade secrets or proprietary information of others or (ii) with respect to officers of Fusion, no officer has given notice to Fusion, nor is Fusion otherwise aware, that any such officer intends to terminate his or her employment with Fusion. Fusion has not engaged any individual as an independent contractor or made payments for services to be performed by any individual as an independent contractor who should be considered, under applicable law, an employee of, rather than an independent contractor to, Fusion.

      (d)  Payroll.  Section 3.15(d) of the Fusion Disclosure Schedule includes a complete and accurate list of all officers and employees of Fusion, as of the date hereof, including, for each such person, job title/ category, salary paid in calendar year 1999, salary payable in calendar year 2000, and bonuses paid or to be paid with respect to calendar year 1999.

    SECTION 3.16  Environmental Matters.  Fusion has complied in all material respects with all applicable laws and regulations relating to the environment or occupational health and safety. There is no pending or, to the knowledge of Fusion or any Shareholder, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any such law. There have been no releases by Fusion, or to Fusion's knowledge, by others, of any chemicals, pollutants, contaminants, or hazardous substances into the environment at any parcel of real property or any facility formerly or currently owned, leased, operated or controlled by Fusion in violation of environmental law.

    SECTION 3.17  Agreements, Contracts and Commitments.

      (a)  Certain Material Contracts.  Section 3.17(a) of the Disclosure Schedule sets forth a complete and accurate list of the following:

         (i) any agreement, contract or commitment containing any covenant limiting the freedom of Fusion to engage in any line of business or compete with any person or to disclose information to any third party;

        (ii) any agreement, contract or commitment relating to capital expenditures and involving future obligations in excess of $5,000 and not cancelable without penalty;

        (iii) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

        (iv) any mortgages, indentures, loans or credit agreements, security agreements relating to a material amount of assets or other agreements or instruments relating to the borrowing of money or extension of credit;

        (v) any other agreement, contract or commitment (excluding real and personal property leases) which requires annual payments by Fusion under any such agreement, contract or commitment of $5,000 or more in the aggregate and is not cancelable without penalty within thirty (30) days.

      (b)  No Breaches.  Neither Fusion nor, to the knowledge of Fusion or any Shareholder, any other party has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the material terms or conditions of any agreement, contract or commitment to which Fusion is a party or by which it is bound in such a manner as would permit any other party to cancel or terminate any such agreement, contract or commitment or to seek damages, which in either case would have an Fusion Material Adverse Effect.

      (c)  Customers.  The Fusion Disclosure Schedule sets forth the ten (10) customers who accounted for the largest sales of products and/or services of Fusion for the year 1999 ("Customers"). Section 3.17(c) of the Fusion Disclosure Schedule sets forth each contract which resulted in revenues in excess of $10,000 during the twelve months ended December 30, 1999 and also sets forth each contract expected to result in a loss. Fusion's relationships with the Customers are good commercial working relationships. No Customer has canceled or otherwise terminated its relationship with Fusion. Fusion has not received any written threat or notice from any Customer, to terminate, cancel or otherwise materially and adversely modify its relationship with the Company.

    SECTION 3.18  Accounting Matters.  Neither Fusion nor any of its Shareholders has taken or agreed to take any action that would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests under GAAP.

    SECTION 3.19  Entire Business.  None of the Shareholders or their Affiliates own any assets necessary for the conduct of the business conducted or proposed to be conducted by Fusion.

    SECTION 3.20  Change in Control.  Fusion is not a party to any contract, agreement or understanding which contains a "change in control," "potential change in control" or similar provision. The consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Fusion to any person.

    SECTION 3.21  Insurance.  Section 3.21 of the Fusion Disclosure Schedule sets forth each insurance policy of Fusion. All such insurance policies are in full force and effect and will not be terminated or be subject to termination as a result of the transactions contemplated hereby.

    SECTION 3.22  Bank Accounts.  Section 3.22 of the Fusion Disclosure Schedule sets forth each bank account of Fusion and lists the authorized signatories with respect thereto.

    SECTION 3.23  Prior Transactions.  All prior transactions for the acquisition of Fusion (whether by stock purchase, asset sale, merger or otherwise) have been duly and validly terminated. The execution of this agreement does not, and the prior negotiations related thereto, did not, violate any agreement or letter of intent with any potential acquiror of Fusion.

    SECTION 3.24  Other.  Neither this Agreement nor any of the exhibits hereto nor any of the documents delivered by or on behalf of the Company pursuant to Article VII hereof nor the schedules,

taken as a whole, contains any untrue statement of a material fact regarding the Company or its business or omits to state a material fact necessary to make this Agreement, the exhibits hereto or any document executed in connection therewith not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

    Parent and Merger Sub jointly and severally represent and warrant to Fusion and the Shareholders as of the date hereof, and as of the Closing Date, as follows:

    SECTION 4.1  Organization of Parent.  Parent, Merger Sub and each of the significant Subsidiaries of Parent is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite corporate or similar power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction in which the failure to be so qualified would have a Parent Material Adverse Effect. The term "Parent Material Adverse Effect" means, for purposes of this Agreement, any change, event or effect that is, or that would reasonably be expected to be, materially adverse to the business, assets (including intangible assets), financial condition, results of operations or prospects of Parent and its Subsidiaries taken as a whole.

    SECTION 4.2  Capital Structure.  The authorized capital stock of Parent consists of (i) 55,000,000 shares of Common Stock, par value $.01 per share, of which there were 31,029,517 shares issued and outstanding as of January 4, 2000, 5,000,000 shares of Preferred Stock, par value $.01 per share, of which 350,000 shares have been designated as Series A Junior Participating Preferred Stock, and no shares of Preferred Stock were issued and outstanding as of the date hereof, and (iii) rights issued pursuant to the Rights Agreement dated September 12, 1994 between the Registrant and Norwest Bank Minnesota, NA, as Rights Agent. The authorized capital stock of Merger Sub consists of 100 shares of Common Stock, par value $.01 per share, all of which, as of the date hereof, are issued and outstanding and are held by Parent. All of the Merger Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive or similar rights created by statute, the Certificate of Incorporation or Bylaws of Parent or Certificate of Incorporation or Bylaws of Merger Sub, or any agreement or document to which Parent or Merger Sub is a party or by which it is bound.

    SECTION 4.3  Authority.

      (a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which each of them are a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which Parent and Merger Sub are a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and the Ancillary Agreements to which Parent and Merger Sub are a party will be duly executed and delivered by Parent and Merger Sub, as applicable, at the Closing. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the other parties thereto, this Agreement is, and the Ancillary Documents executed and delivered by Parent and Merger Sub at the Closing will be, the valid and binding obligations of each of Parent and Merger Sub, as applicable, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the execution and delivery of the Ancillary Agreements to which Parent and Merger Sub are a party will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent and of Merger Sub, (ii) subject to compliance with the requirements set forth in Section 4.3(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its Subsidiaries or by which any of their respective properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its Subsidiaries (including Merger Sub) pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or its or any of their respective properties are bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, defaults or other occurrences that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

      (b) Each consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the Registration Rights Agreement or the consummation of the transactions contemplated hereby or thereby has been obtained, except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware, (ii) the notification to the NASDAQ Stock Market of the listing of the Parent Common Stock issuable pursuant to Section 1.6, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations that, if not obtained or made, would not, individually or in the aggregate, have a Parent Material Adverse Effect or a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger.

    SECTION 4.4  SEC Filings; Parent Financial Statements.

      (a) Parent has filed all forms, reports and documents required to be filed with the SEC since January 1, 1997 (the "Parent SEC Reports"). As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933 (the "Securities Act") or the Securities Exchange Act of 1934 (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's Subsidiaries is required to file any forms, reports or other documents with the SEC.

      (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the "Parent Financials") (x) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) fairly presented, in all material respects, the consolidated financial position of Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of Parent contained in Parent SEC Reports as of December 31, 1998 is hereinafter referred to as the "Parent Balance Sheet." Except as disclosed in the Parent Financials or obligations under this Agreement, neither Parent nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP that are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole, except liabilities (i) provided for in the Parent Balance Sheet, (ii) incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices, or (iii) incurred in connection with the transactions contemplated hereby.

    SECTION 4.5  Absence of Certain Changes or Events.  Since September 30, 1999 to the date of this Agreement, there has not occurred any Parent Material Adverse Effect, nor (i) any amendment to Parent's Certificate of Incorporation or Bylaws, (ii) any material change in accounting methods or practices by Parent, (iii) any material revaluation by Parent or any of its Subsidiaries of any of its assets, or (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the Parent Common Stock, or direct or indirect redemption, purchase or other acquisition by Parent of any of its capital stock (other than in connection with the exercises of stock options).

    SECTION 4.6  Litigation.  There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Parent or any of its Subsidiaries has received any notice of assertion nor, to Parent's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Parent or any of its Subsidiaries that would have a Parent Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

    SECTION 4.7  Interim Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

    SECTION 4.8  Pooling Letter from KPMG LLP.  Concurrently with the execution and delivery of this Agreement, Parent has received a letter from KPMG LLP, addressed to Parent and Fusion, in the form of Exhibit D hereto.

ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER

    SECTION 5.1  Conduct of Business by Fusion Pending the Merger.  Fusion and the Shareholders covenant and agree that, between the date of this Agreement and the Effective Time, except as Parent shall otherwise agree in advance in writing, the business of Fusion shall be conducted only in, and Fusion shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and Fusion shall use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of the current officers, employees and consultants of Fusion and to preserve the current relationships of Fusion with customers, prospective customers, distributors, dealers, suppliers and other persons with which Fusion and its subsidiaries have significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, between the date of this Agreement and the Effective Time, Fusion will not, directly or indirectly, do any of the following without the prior written consent of Parent:

      (a) amend the Articles of Incorporation or Bylaws of Fusion;

      (b) issue, sell, pledge, dispose of, grant, encumber, or authorize issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of its capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any share its capital stock or any other ownership interest (including, without limitation, any phantom interest) of Fusion or (ii) any material assets of Fusion or any of its subsidiaries;

      (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

      (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its or its subsidiaries' capital stock;

      (e) (i) acquire (including without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets, (ii) incur any indebtedness for borrowed money (including pursuant to any existing line of credit), issue any debt securities, assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, agree to amend or otherwise modify in any manner any agreement or instrument pursuant to which Fusion has incurred indebtedness, or make any loans or advances, (ii) authorize any single capital expenditure which is in excess of $5,000 or capital expenditures which are, in the aggregate, in excess of $10,000 for Fusion and its subsidiaries taken as a whole or (iii) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this subsection (e);

      (f)  other than as described in the Fusion Disclosure Schedule, increase the compensation payable or to become payable to any shareholder, officer or any employee with an annual salary in excess of $50,000 or (except in the ordinary course of business consistent with past practice) increase the compensation payable to any other employee, or grant any bonus, severance or termination pay to, or enter into any employment or severance agreement with any shareholder, director, officer or other employee of Fusion or any of its subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

      (g) change in any material respect (except as required by changes in United States generally accepted accounting principles which become effective after the date of this Agreement) any accounting policies;

      (h) other than as described in the Fusion Disclosure Schedule, make any tax election or settle or compromise any material federal, state, local or foreign income tax liability; or

      (i)  take any action or agree to take any action that would prevent Parent from accounting for the business combination to be effected pursuant to this agreement as a pooling of interest under GAAP.

    SECTION 5.2  Conduct of Business by Parent and Fusion Pending the Merger.  Parent and Fusion covenant and agree that, between the date of this Agreement and the Effective Time, unless the other shall otherwise agree in writing, neither Parent nor Fusion shall, directly or indirectly, take any action that would be reasonably likely to prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code.

ARTICLE VI
ADDITIONAL AGREEMENTS

    SECTION 6.1  Shareholder's Action.

      (a) Fusion Shareholders shall approve this Agreement by the unanimous written consent pursuant to Section 7-107-104 of the CBCA.

    SECTION 6.2  Appropriate Action; Consents; Filings.

      (a) Fusion, Parent and Merger Sub shall use their reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger as promptly as practicable, (ii) obtain from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or Fusion or any of Parent's subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, and (B) any other applicable Law; provided that Parent, Merger Sub and Fusion shall cooperate with each other in connection with the making of all such filings.

      (b) (i) Each of Parent and Fusion shall give (or shall cause its respective subsidiaries to give) any notices to third parties, and Parent and Fusion shall use, and cause each of its subsidiaries to use, its reasonable best efforts to obtain the third party consents (A) which are set forth on Section 3.17(b) of the Fusion Disclosure Schedule or (B) required to prevent a Parent Material Adverse Effect or Fusion Material Adverse Effect from occurring prior to or after the Effective Time.

        (ii) In the event that Parent or Fusion shall fail to obtain any third party consent described in subsection (b)(i) above, such party shall use its reasonable efforts, and shall take any such actions reasonably requested by the other party, to minimize any material adverse effect upon Fusion and Parent and its subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

    SECTION 6.3  Access to Information; Confidentiality.  From the date hereof to the Effective Time, to the extent permitted by applicable Law, Fusion will provide to Parent (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, "Representatives") access to all information and documents which Parent may reasonably request regarding the business, assets, liabilities, employees and other aspects of Fusion.

    SECTION 6.4  No Solicitation of Competing Transactions.

      (a) Fusion and its Shareholders shall not, directly or indirectly, through any Shareholder, officer, director, agent or otherwise, enter into, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action knowingly to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the Shareholders, officers, directors or employees of Fusion or any investment banker or financial advisor, attorney, accountant or other agent or representative of Fusion to take any such action, and Fusion and its Shareholders shall notify Parent as promptly as practicable of all of the relevant details relating to all material inquiries and proposals which Fusion or any such Shareholder, officer, director, employee, investment banker, financial advisor, attorney, accountant or other agent or representative may receive relating to any of such matters and if such inquiry or proposal is in writing, Fusion and its Shareholders shall deliver to Parent a copy of such inquiry or proposal.

      (b) For purposes of this Agreement "Competing Transaction" shall mean any of the following involving Fusion: (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of any material portion of the assets of Fusion, in a single transaction or series of transactions; or (iii) any purchase of any capital stock of Fusion.

    SECTION 6.5  NMS Listing.  Parent shall use its best efforts to cause the shares of Parent Common Stock issued pursuant to Section 1.6 to be approved for quotation on the NASDAQ subject to official notice of issuance.

    SECTION 6.6  Registration Rights.  The shares of Parent Common Stock issued pursuant to Section 1.6 will not initially be registered under the Securities Act and will be "restricted securities", as defined under Rule 144 promulgated pursuant to the Securities Act. Accordingly, Parent shall, pursuant to the terms of the Registration Rights Agreement in the form attached hereto as Exhibit E (the "Registration Rights Agreement"), use its best efforts to register for resale the Parent Common Stock set forth in the Registration Rights Agreement, so long as all audited financial statements of Fusion required to be included in such registration statement are available.

    SECTION 6.7  Fees and Expenses.  Whether or not the Merger is consummated, all fees and expenses incurred in connection with the negotiation of this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees.

    SECTION 6.8  Public Announcements.  Parent and Fusion shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other (which consent shall not be unreasonably withheld), except as may be required by law or any listing agreement with NASDAQ, to which Parent is a party.

    SECTION 6.9  Legal Requirements.  Parent will use its commercially reasonable efforts to take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of Parent Common Stock pursuant hereto.

    SECTION 6.10  Affiliates.  So that the Merger will qualify for pooling-of-interests treatment under GAAP, shares of Parent Common Stock issued to the Shareholders shall not be transferable until such time as financial results covering at least 30 days of combined operations of Parent and such party have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies except to the extent permitted by, and in accordance with, Accounting Series Release 135 and Staff Accounting Bulletins 65 and 76.

    SECTION 6.11  Audited Financial Statements.  Each if the Shareholders shall use its best efforts to cooperate and assist in the preparation of any audited financial statements of Fusion required by the rules and regulations of the SEC, including executing standard representation letters required by any firm of independent certified public accountants.

ARTICLE VII
CLOSING

    SECTION 7.1  Conditions to the Obligations of Each Party.  The obligations of Fusion, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

      (a) this Agreement shall have been adopted by the unanimous written consent of the Shareholders pursuant to Section 7-107-104 of the CBCA; and

      (b) no Governmental Entity or court of competent jurisdiction located or having jurisdiction in the United States shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, executive order or order which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

    SECTION 7.2  Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following further conditions:

      (a) each of the representations and warranties of Fusion and the Shareholders contained in this Agreement shall be true and correct as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), and Parent shall have received a certificate of an officer of Fusion and each of the Shareholders to such effect;

      (b) Fusion and the Shareholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent shall have received a certificate of an officer of Fusion and each of the Shareholders to that effect;

      (c) Parent shall have received the letter agreements referred to in Section 2.8, dated the Closing Date, from each of the Persons identified on Exhibit E.

      (d) Parent shall have received written confirmation from KPMG LLP, dated the Closing Date and addressed to Parent, of the letter referred to in Section 4.8.

      (e) The Registration Rights Agreement and the Escrow Agreement each shall have been executed and delivered by each of the Shareholders and the Shareholder Representative and shall be in full force and effect.

      (f)  The persons set forth on Exhibit F shall have executed employment and noncompetition agreements substantially in the form of Exhibit F.

      (g) All third party consents and waivers required to be obtained in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby shall have been obtained.

      (h) Parent shall have received resignation letters from each of the members of the board of directors of Fusion, which resignations shall be effective as of the effective time of the Merger.

      (i)  No person shall have exercised or purported to have exercised dissenter's rights under the CBCA and no person other than the Shareholders shall have claimed an interest in the equity or assets of Fusion.

      (j)  The Shareholders shall have delivered the Certificates to Parent with such endorsements and transfers as Parent shall request.

      (k) There shall not have occurred any events or circumstances since the date of this Agreement that would have a Fusion Material Adverse Effect.

    SECTION 7.3  Conditions to the Obligations of Fusion.  The obligations of Fusion to consummate the Merger are subject to the satisfaction of the following further conditions:

      (a) each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date) and Fusion shall have received a certificate of an officer of Parent and Merger Sub to such effect;

      (b) each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Fusion shall have received a certificate of an officer of Parent and Merger Sub to that effect;

      (c) Fusion shall have received the opinion of Jason Anderson, PC, in form and substance reasonably satisfactory to Fusion, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code, and Parent, Merger Sub and Fusion will each be a party to such reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of the Shareholders, Parent and Fusion substantially in the form of Exhibits B-1, B-2 and B-3 hereto;

      (d) The Registration Rights Agreement and the Escrow Agreement each shall have been executed and delivered by Parent and shall be in full force and effect.

      (e) there shall not have occurred any events or circumstances since the date of this Agreement that would have a Parent Material Adverse Effect.

ARTICLE VIII
TERMINATION AND AMENDMENT

    SECTION 8.1  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement, as follows:

      (a) by mutual written consent duly authorized by the Boards of Directors of each of Parent, Merger Sub, and Fusion;

      (b) by either Parent or Fusion, if the Effective Time shall not have occurred on or before January 15, 2000 (the "Drop Dead Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose material breach of a representation or warranty of covenant has been the cause of, or resulted in, the failure of the Effective Time to occur by such time;

      (c) by Fusion, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or (b) would not be satisfied (a "Terminating Parent Breach"); provided, however, that, if such Terminating Parent Breach is curable by Parent through the exercise of its best efforts and for so long as Parent continues to exercise such best efforts, Fusion may not terminate this Agreement under this Section 8.1(c);

      (d) by Parent, upon breach of any representation, warranty, covenant or agreement on the part of Fusion or the Shareholders set forth in this Agreement, or if any representation or warranty of Fusion or the Shareholders shall have become untrue, in either case such that the conditions set forth in Sections 7.2(a) or (b) would not be satisfied ("Terminating Fusion Breach"); provided, however, that, if such Terminating Fusion Breach is curable by Fusion or the Shareholders through best efforts and for so long as Fusion and the Shareholders continue to exercise such best efforts, Parent may not terminate this Agreement under this Section 8.1(d);

      (e) by either Parent or Fusion, if any Governmental Entity shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order or other action shall have become final and nonappealable.

    SECTION 8.2  Effect of Termination.  [Subject to Section 11.1 hereof,] in the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Merger Sub or Fusion or any of their respective officers or directors and all rights and obligations of each party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

    SECTION 8.3  Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement by the Shareholders of Fusion, there shall not be any amendment that by Law requires further approval by the Shareholders of Fusion without the further approval of such Shareholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

    SECTION 8.4  Waiver.  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing.

ARTICLE IX
INDEMNIFICATION AND ESCROW

    SECTION 9.1  Indemnification by the Company Shareholders.  From and after the Closing, each Shareholder shall indemnify Parent and the Surviving Corporation and any employee, director, officer or agent (the "Indemnified Parties") of each of them against, hold each of them harmless from, and reimburse each of them for any claim, costs, loss, liability or expense (including reasonable attorneys' fees and expenses) or other damage (including, without limitation, expectation, actual, punitive and consequential damages) (collectively, "Damages") arising, directly or indirectly, from or in connection with: (a) any inaccuracy in any of the warranties or representations of the Company or any Shareholder in this Agreement (other than the Several Representations, for which only the Shareholder making such representation is liable), (b) any failure by the Company or any Shareholder to perform or comply with any covenant or obligation in this Agreement, or (c) any Third Party Claim (as defined below) relating to an inaccuracy or failure referred to in clause (a) or (b) above.

    SECTION 9.2  Indemnification by Parent and Merger Sub.  From and after the Closing, Parent and the Merger Sub shall indemnify each Shareholder (the "Indemnified Parties") against, hold each of them harmless from, and reimburse each of them for any claim, costs, loss, liability or expense (including reasonable attorneys' fees and expenses) or other damage (including, without limitation, expectation, actual, punitive and consequential damages) (collectively, "Damages") arising, directly or indirectly, from or in connection with: (a) any inaccuracy in any of the warranties or representations of the Merger Sub or Parent in this Agreement, (b) any failure by the Merger Sub or Parent to perform or comply with any covenant or obligation in this Agreement, or (c) any Third Party Claim (as defined below) relating to an inaccuracy or failure referred to in clause (a) or (b) above.

    SECTION 9.3  Procedure for Third Party Claims.  Promptly after receipt by an Indemnified Party of notice of the commencement of any action or demand or claim by a third party (a "Third Party Claim") which gives rise to Damages, such Indemnified Party shall, if a claim in respect thereof is to be made against a Shareholder, give notice to the Shareholder Representative (as defined in the Escrow Agreement) of its assertion of such claim for indemnification and provide reasonable detail with respect thereto. Failure so to notify the Shareholder Representative shall not relieve any Shareholder of any liability that he/she may have to any Indemnified Party except to the extent that the defense of such action or Third Party Claim is materially prejudiced thereby. If any such action shall be brought or a Third Party Claim shall be asserted against an Indemnified Party and it shall give notice to the Shareholder Representative of the commencement or assertion thereof, the Shareholder Representative shall, on behalf of the appropriate Shareholder, be entitled, at its own expense and not with recourse to the Escrow Fund (other than in the case of a final disposition or settlement of such action or Third Party Claim), to participate therein and, to the extent that it shall wish, to assume the defense thereof with counsel reasonably satisfactory to such Indemnified Party. If the Shareholder Representative receives notice of any action or Third Party Claim, it shall promptly notify the Indemnified Party as to whether, at its expense and not with recourse to the escrow fund pursuant to the Escrow Agreement, it intends to control the defense thereof. If the Shareholder Representative defends an action, it shall have full control over the litigation, including settlement and compromise thereof, subject only to the following: no compromise or settlement thereof may be effected by the Shareholder Representative without the Indemnified Party's consent (which shall not be unreasonably withheld) unless (i) there is no finding or admission of any violation of law and no effect on any other claims that may be made against the Indemnified Party and (ii) the sole relief provided is monetary damages that are paid in full by a Shareholder or the Shareholder Representative. If notice is given to the Shareholder Representative of the commencement of any action and it does not, within 20 days after the Indemnified Party's notice is given, give notice to the Indemnified Party of its election to assume the defense thereof, the Indemnified Party shall have full control over the litigation, including settlement and compromise thereof.

    SECTION 9.4  Indemnity Period.  No claim for indemnification under Section 9 of this Agreement may be made unless notice is given by the party seeking such indemnification to the party from whom indemnification is sought on or prior to January 1, 2003, except for claims of breaches of the representations and warranties in (i) Section 3.14, for which a notice of claim must be made within six years of the Closing Date and (ii) Sections 2.1, 2.2, 2.3, 2.5, 2.7, 3.1, 3.2, 3.3, 3.4, 3.7, 3.9, and 3.10, for which there is no time limit.

    SECTION 9.5  Satisfaction of Indemnification Claim.  In the event any Shareholder shall have any liability for indemnification or otherwise to any Indemnified Party under this Article IX, the liability may be satisfied first from the property escrowed pursuant to the Escrow Agreement and thereafter from the Shareholders directly.

    SECTION 9.6  The Shareholder Representative.

      (a) The Shareholder Representative has been authorized, designated and appointed to act as the sole and exclusive agent, attorney-in-fact and representative of each of the Shareholders by the consent of the Shareholders and as such has been authorized and directed to (i) take any and all actions (including without limitation executing and delivering any documents, incurring any costs and expenses for the account of the Shareholders and making any and all determinations required by this Agreement) which may be required in carrying out his duties under this Agreement, (ii) exercise such other rights, power and authority as are authorized, delegated and granted to the Shareholder Representative under this Agreement in connection with the transactions contemplated hereby, and (iii) exercise such rights, power and authority as are incidental to the foregoing. Any such actions taken, exercises of rights, power or authority, and any decision or determination made by the Shareholder Representative consistent therewith shall be absolutely and irrevocably binding on each Shareholder as if such Shareholder personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Shareholder's individual capacity.

      (b) The Shareholder Representative shall have no duties towards the Shareholders, and shall not incur any liability to the Shareholders, and the Shareholders shall have no claims, including those that may arise in the future, against the Shareholder Representative for any action or inaction taken or not taken by him in connection with his service as the Shareholder Representative, except to the extent that such action or inaction shall have been held by a court of competent jurisdiction to constitute willful misconduct.

      (c) Each of the Shareholders hereby appoints Mark Stallings as the Shareholder Representative, and the Shareholder Representative hereby accepts such appointment.

ARTICLE X
DISPUTE RESOLUTION

    SECTION 10.1  Initial Meeting.  In the event that there is a dispute arising out of or relating to this Agreement, the parties shall attempt in good faith to resolve such disputes promptly by negotiation between the parties. Any party may give the other parties written notice that a dispute exists (a "Notice of Dispute"). The Notice of Dispute shall include a statement of such party's position. Within ten (10) days of the delivery of the Notice of Dispute, the parties shall meet at a mutually acceptable time and place, and thereafter as long as they reasonably deem necessary, to attempt to resolve the dispute. All documents and other information or data on which each party relies concerning the dispute shall be furnished or made available on reasonable terms to the other party at or before the first meeting of the parties as provided by this Section 10.1.

    SECTION 10.2  Mediation.  If the dispute has not been resolved by negotiation within thirty (30) days of the delivery of a Notice of Dispute, or if the parties have failed to meet within ten (10) days of the Notice of Dispute, the parties shall endeavor to settle the dispute by mediation under the then current CPR Model Mediation Procedure for Business Disputes. Unless otherwise agreed, the parties shall select a mediator from the CPR Panels of Neutrals and shall notify CPR to initiate the selection process.

    SECTION 10.3  Binding Arbitration.  Any controversy or claim arising out of or relating to this Agreement or any agreement or document in connection therewith, the breach, termination or validity thereof, or the transactions contemplated herein (including any question arising as to whether or not any dispute falls within the terms of this Section or the selection of arbitrators) if not settled by negotiation or mediation as provided in Section 10.1 and Section 10.2, shall be settled by arbitration in Minneapolis, Minnesota, in accordance with the CPR Rules for Non-Administrative Arbitration of Business Disputes by three arbitrators. Any party may initiate arbitration from and after 60 days following the delivery of a Notice of Dispute if the dispute has not then been settled by negotiation or mediation. The arbitrators shall be appointed by the parties as provided by CPR Rule 5, Selection of Arbitrators. The arbitration procedure shall be governed by the United States Arbitration Act, 9 U.S.C. § 1-16, and the award rendered by the arbitrators shall be final and binding on the parties and may be entered in any court having jurisdiction thereof.

    SECTION 10.4  Discovery.  Each party shall have discovery rights as provided by the Federal Rules of Civil Procedure; provided, however, that all such discovery shall be commenced and concluded within ninety (90) days of the initiation of arbitration.

    SECTION 10.5  Expeditious Proceedings.  It is the intent of the parties that any arbitration shall be concluded as quickly as reasonably practicable. Unless the parties otherwise agree, once commenced, the hearing on the disputed matters shall be held four days a week until concluded, with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrators shall use all reasonable efforts to issue the final award or awards within a period of five (5) business days after closure of the proceedings. Failure of the arbitrators to meet the time limits of this Section 10.5 shall not be a basis for challenging the award.

    SECTION 10.6  Attorneys' Fees.  The arbitrators may instruct the non-prevailing party to pay all costs of the proceedings, including the fees and expenses of the arbitrators and the reasonable attorneys' fees and expenses of the prevailing party, but only for the prevailing party that shall have complied with the provisions of Section 10.1 and Section 10.2 above. In the absence of such instruction, each party shall be instructed to bear its own costs and to pay its proportionate share of fees and expenses of the arbitrators.

    SECTION 10.7  Enforcement of Awards.  Each party agrees that any legal proceeding instituted to enforce an arbitration award hereunder will be brought in a court of competent jurisdiction (either state or federal) in Minneapolis, Minnesota and hereby submits to personal jurisdiction therein and irrevocably waives any objection as to venue therein, and further agrees not to plead or claim in any such court that any such proceeding has been brought in an inconvenient forum.

    SECTION 10.8  Equitable Relief.  Nothing herein shall be construed to prevent any party from seeking equitable relief in any court of competent jurisdiction to restrain or prohibit any breach or threatened breach of any covenant of the parties set forth in this Agreement, whether or not the parties have first sought to resolve the dispute through negotiation, mediation or arbitration pursuant to this Article X.

ARTICLE XI
GENERAL PROVISIONS

    SECTION 11.1  Representations, Warranties and Agreements.  The representations, warranties and agreements in this agreement and in any certificate delivered pursuant hereto by any person shall survive the Closing.

    SECTION 11.2  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

      (a) if to Parent or Merger Sub, to:

      Zamba Corporation
      7301 Ohms Lane, Suite 200
      Minneapolis, MN 55439
      Facsimile: 612-832-9383

    with a copy at the same address or facsimile to the attention of the General Counsel.

      (b) if to Fusion or the Shareholders, to:

      Fusion Consulting, Inc.
      617 North 17th Street
      Colorado Springs, CO 80904
      Attention: Mark Stallings
      Facsimile: 719-457-1999

    with a copy to:

      Jason Anderson, PC
      830 N Tejon St.
      Suite 300
      Colorado Springs, CO 80903
      Facsimile: 719-260-9690

      (c) if to the Shareholder or the Shareholder representative, to the address set forth on the signature page hereto.

    SECTION 11.3  Interpretation.  When a reference is made in this Agreement to Schedules and Exhibits, such reference shall be to a Schedule or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity.

    SECTION 11.4  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile shall be binding to the same extent as originals.

    SECTION 11.5  Entire Agreement.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Fusion Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth herein.

    SECTION 11.6  Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    SECTION 11.7  Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    SECTION 11.8  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

    SECTION 11.9  Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

    SECTION 11.10  Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, which approval shall not be unreasonably withheld or delayed.

[Remainder of page intentionally left blank]

    IN WITNESS WHEREOF, Parent, Merger Sub, Fusion, the Shareholders and the Shareholder Representative have duly executed this Agreement and Plan of Reorganization, all as of the date first written above.

ZAMBA CORPORATION
By	/s/ PAUL EDELHERTZ Name: Paul Edelhertz Title: President & CEO
FUSION, INC.
By	/s/ DOUGLAS N. ELDRIDGE Name: Douglas N. Eldridge Title: President
ZFA CORP.
By	/s/ PAUL EDELHERTZ Name: Paul Edelhertz Title: President & CEO
SHAREHOLDERS:
/s/ MARK J. BEALE Name: Mark Beale Address:
[Intentionally omitted]
/s/ MARK W. STALLINGS Name: Mark Stallings Address:
[Intentionally omitted]

/s/ DOUGLAS N. ELDRIDGE Name: Doug Eldridge Address:
[Intentionally omitted]
SHAREHOLDER REPRESENTATIVE
/s/ MARK W. STALLINGS Name: [Blank]

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TABLE OF CONTENTS
ANNEXES, EXHIBITS AND SCHEDULES
INDEX OF DEFINED TERMS
AGREEMENT AND PLAN OF REORGANIZATION
RECITALS
ARTICLE I THE MERGER
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS
ARTICLE III REPRESENTATIONS AND WARRANTIES OF FUSION AND THE SHAREHOLDERS
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
ARTICLE V CONDUCT OF BUSINESS PENDING THE MERGER
ARTICLE VI ADDITIONAL AGREEMENTS
ARTICLE VII CLOSING
ARTICLE VIII TERMINATION AND AMENDMENT
ARTICLE IX INDEMNIFICATION AND ESCROW
ARTICLE X DISPUTE RESOLUTION
ARTICLE XI GENERAL PROVISIONS